Certification under Rule 466
The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:
(1)
That it previously had filed a registration statement on Form F-6 (Lion Group Holding Ltd., File No. 333-273223) that the Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Post-Effective Amendment No. 4 to Form F-6 Registration Statement except for the number of ordinary shares that an American Depositary Share represents.

(2)	That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary

By:	/s/ Michael Tompkins
	Name:	Michael Tompkins
	Title:	Director

By:	/s/ Michael Fitzpatrick
	Name:	Michael Fitzpatrick
	Title:	Vice President